Weyco Reports Third Quarter Sales And Earnings

MILWAUKEE, Oct. 29, 2012 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended September 30, 2012.

Net sales for the third quarter were $79.5 million, an increase of 7% from 2011 sales of $74.6 million. Operating earnings for the third quarter of 2012 increased 21% to $8.1 million, from $6.7 million in 2011. Net earnings attributable to the Company were $5.2 million, compared to $4.4 million in 2011. Diluted earnings per share increased to $0.48 per share in 2012 from $0.40 per share in the third quarter of 2011.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $61.0 million for the third quarter of 2012, compared with $56.6 million in 2011. Wholesale product sales were $60.2 million in the third quarter of 2012, up from $55.5 million in 2011. Wholesale sales of Florsheim, Bogs and Umi were up 20%, 46% and 9% respectively, for the quarter. Stacy Adams sales remained flat while Nunn Bush sales were down 16% for the quarter. Licensing revenues were $800,000 in the third quarter of 2012 and $1.1 million in 2011. The Company took over the distribution of Bogs in Canada on June 1, 2012. Consequently, Bogs wholesale sales increased and its licensing revenues decreased. Bogs net sales in Canada were $4.1 million in the third quarter of 2012. Operating earnings for the wholesale segment were $6.6 million in the third quarter of 2012, compared to $5.0 million in 2011. The takeover of the Canadian distribution of Bogs contributed to the increase in operating earnings for the quarter.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores in the United States and its Internet business, were $5.5 million in the third quarter of 2012, compared with $5.8 million in 2011. Same store sales increased 2% for the quarter. There were four fewer domestic retail stores as of September 30, 2012 compared to 2011. Operating earnings for the segment were $322,000 in the third quarter of 2012 compared to $245,000 in 2011.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $12.9 million in the third quarter of 2012, compared to $12.2 million in 2011. The majority of these net sales are generated by Florsheim Australia. Florsheim Australia's net sales increased 14%, or $1.4 million, but that gain was offset by a sales decrease of $700,000 at Florsheim Europe. Collectively, the operating earnings of the Company's other businesses were $1.2 million in the third quarter of 2012 compared with $1.5 million in the same period last year.

"Overall, we feel we had very solid results this quarter," stated Thomas W. Florsheim, Jr. Chairman and CEO. "In particular, we are pleased with the performance of Bogs in Canada. We recently took over the distribution of Bogs in that market and believe we are well-positioned for long-term growth in Canada."

On October 29, 2012, the Company's Board of Directors declared a quarterly cash dividend of $0.17 per share to all shareholders of record December 3, 2012, payable January 2, 2013.

Weyco Group will host a conference call on Tuesday, October 30, 2012 at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call please dial 888-679-8035 or 617-213-4848, referencing passcode 15022148, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode 59235367. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except per share amounts)

Net sales	$ 79,473	$ 74,601	$ 215,120	$ 196,297
Cost of sales	49,027	46,061	133,765	120,269
Gross earnings	30,446	28,540	81,355	76,028

Selling and administrative expenses	22,338	21,823	64,012	61,769
Earnings from operations	8,108	6,717	17,343	14,259

Interest income	438	543	1,404	1,719
Interest expense	(143)	(124)	(388)	(351)
Other income and expense, net	10	(62)	(55)	46

Earnings before provision for income taxes	8,413	7,074	18,304	15,673

Provision for income taxes	2,961	2,525	6,245	5,334

Net earnings	5,452	4,549	12,059	10,339

Net earnings attributable to noncontrolling interest	260	140	779	621

Net earnings attributable to Weyco Group, Inc.	$ 5,192	$ 4,409	$ 11,280	$ 9,718

Weighted average shares outstanding
Basic	10,827	10,946	10,860	11,128
Diluted	10,911	11,037	10,974	11,251

Earnings per share
Basic	$ 0.48	$ 0.40	$ 1.04	$ 0.87
Diluted	$ 0.48	$ 0.40	$ 1.03	$ 0.86

Cash dividends per share	$ 0.17	$ 0.16	$ 0.50	$ 0.48

Comprehensive income	$ 6,058	$ 3,369	$ 13,036	$ 10,060

Comprehensive income attributable to noncontrolling interest	323	(269)	1,119	341

Comprehensive income attributable to Weyco Group, Inc.	$ 5,735	$ 3,638	$ 11,917	$ 9,719

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2012	2011
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 7,529	$ 10,329
Marketable securities, at amortized cost	6,873	4,745
Accounts receivable, net	58,627	43,636
Accrued income tax receivable	-	816
Inventories	62,839	62,689
Deferred income tax benefits	286	395
Prepaid expenses and other current assets	4,449	5,613
Total current assets	140,603	128,223

Marketable securities, at amortized cost	38,720	46,839
Deferred income tax benefits	4,429	3,428
Property, plant and equipment, net	34,137	31,077
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	18,596	18,081
Total assets	$ 282,345	$ 273,508

LIABILITIES AND EQUITY:
Short-term borrowings	$ 44,000	$ 37,000
Accounts payable	9,536	12,936
Dividend payable	1,841	1,742
Accrued liabilities	13,277	13,217
Accrued income tax payable	1,401	-
Total current liabilities	70,055	64,895

Long-term pension liability	27,455	26,344
Other long-term liabilities	7,786	10,879

Equity:
Common stock	10,845	10,922
Capital in excess of par value	25,808	22,222
Reinvested earnings	146,660	146,266
Accumulated other comprehensive loss	(12,782)	(13,419)
Total Weyco Group, Inc. equity	170,531	165,991
Noncontrolling interest	6,518	5,399
Total equity	177,049	171,390
Total liabilities and equity	$ 282,345	$ 273,508

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2012	2011
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 12,059	$ 10,339
Adjustments to reconcile net earnings to net cash (used for)
provided by operating activities -
Depreciation	2,442	2,085
Amortization	249	178
Bad debt expense	173	133
Deferred income taxes	(1,381)	(1,420)
Net gain on remeasurement of contingent consideration	(1,681)	-
Net foreign currency transaction losses (gains)	83	303
Stock-based compensation	896	896
Pension contribution	-	(1,600)
Pension expense	2,638	2,212
Net gain on sale of marketable securities	-	(346)
Net losses (gains) on disposal of property, plant and equipment	3	(13)
Increase in cash surrender value of life insurance	(250)	(268)
Changes in operating assets and liabilities, net of effects from acquisitions -
Accounts receivable	(15,163)	(8,328)
Inventories	(145)	2,483
Prepaids and other assets	848	736
Accounts payable	(3,401)	(1,785)
Accrued liabilities and other	362	111
Accrued income taxes	2,217	(351)
Net cash (used for) provided by operating activities	(51)	5,365

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	-	(27,023)
Purchase of marketable securities	-	(1,154)
Proceeds from maturities and sales of marketable securities	5,947	11,349
Proceeds from the sale of property, plant and equipment	-	14
Life insurance premiums paid	(155)	(155)
Purchase of property, plant and equipment	(5,411)	(4,013)
Net cash provided by (used for) investing activities	381	(20,982)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(5,351)	(5,396)
Shares purchased and retired	(5,684)	(12,132)
Proceeds from stock options exercised	2,216	1,059
Payment of indemnification holdback	(2,000)	-
Repayment of debt assumed in acquisition	-	(3,814)
Net repayments of commercial paper	-	(5,000)
Proceeds from bank borrowings	22,000	68,000
Repayments of bank borrowings	(15,000)	(24,000)
Income tax benefits from stock-based compensation	643	457
Net cash (used for) provided by financing activities	(3,176)	19,174

Effect of exchange rate changes on cash and cash equivalents	46	(88)

Net (decrease) increase in cash and cash equivalents	$ (2,800)	$ 3,469

CASH AND CASH EQUIVALENTS at beginning of period	10,329	7,150

CASH AND CASH EQUIVALENTS at end of period	$ 7,529	$ 10,619

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 4,665	$ 5,304
Interest paid	$ 309	$ 354

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, +1-414-908-1880